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                        Prudential - Bachs Municipal Bond Fund


                                      EXHIBIT 16

                                  Yield Calculation

                          As of 7/31/88



                                              6
         Yield = 2 * [([(a -  b)/(c * d)] + 1) - 1]

           a = dividends & interest earned during the period

           b = expenses accrued for the period

           c = average daily number of shares o/s during the period entitled to receive dividends

           d = maximum offering price per share


         Base period = 30 days


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Yield including subsidy:


                        High Yield            Insured        Modified Term
                          Series              Series            Series

         a =            $518,496.23         $428,750.77         $130,126.60

         b =                 $    0              $    0              $    0

         c =          7,068,583.015       6,603,237.261       2,217,421.252

         d =                 $10.23              $10.23              $10.05

         Yield =               8.76%               7.74%               7.11%

Yield excluding subsidy:


                        High Yield            Insured        Modified Term
                          Series              Series            Series

         a =            $518,496.23         $428.750.77         $130,126.60

         b =            $ 78,105.88         $ 73,188.71         $ 40,955.07

         c =          7,068,583.015       6,603,237.261       2,217,421.252

         d =                 $10.23              $10.23              $10.05

         Yield =               7.42%               6.40%               4.85%